CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectuses and Statement of Additional Information constituting part of Post-Effective Amendment No. 5 to the Registration Statement on Form N-1A of Variable Insurance Products Fund III, of our reports dated February 11, 1997 relating to the financial statements and financial highlights of Balanced Portfolio, Growth & Income Portfolio, and Growth Opportunities Portfolio, included in the December 31, 1996 Annual Reports to Shareholders of Variable Insurance Products Fund III: Balanced Portfolio, Growth & Income Portfolio, and Growth Opportunities Portfolio, which is incorporated by reference in such registration statement.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statement of Additional Information.
/s/PRICE WATERHOUSE LLP
PRICE WATERHOUSE LLP
Boston, Massachusetts
April 15, 1997